Exhibit 10.1

The following is a description of the retention payment arrangement between Terrence A. Duffy and CME Group Inc.

On May 14, 2009, the Governance Committee of the Board of Directors (the “Board”) of CME Group Inc. (the “Company”) recommended to the Board and the Board approved an extension of Terrence A. Duffy’s term as Executive Chairman. In accordance with the Company’s bylaws, as amended and restated, Mr. Duffy will serve as the Executive Chairman until the 2013 Annual Meeting of Shareholders, subject to his reelection to the Board at the 2010 Annual Meeting of Shareholders.

The Board also approved a modification to Mr. Duffy’s existing retention payment to incorporate the extension of his term. Mr. Duffy will be entitled to a retention payment equal to his current base salary if (i) he is not nominated for reelection to the Board at the 2010 Annual Meeting, or at the end of his current term at the 2013 Annual Meeting or any subsequent term, he is willing and able to serve as Executive Chairman and he is not nominated for reelection to the Board and/or is not reelected to the position of Executive Chairman, if he is eligible, or (ii) prior to the 2013 Annual Meeting, he is no longer able to serve as Executive Chairman resulting from certain regulatory developments unrelated to his performance. In no event shall Mr. Duffy be entitled to the retention payment if he has been removed or not reelected because of his breach of fiduciary duty to the shareholders or because of his willful failure to fulfill his duties and obligations as Executive Chairman, all as determined by a majority of the independent, non-industry directors of the Board.

The retention payment will be paid no later than 30 days after the event triggering the payment.